                                                                    EXHIBIT 4.53





                          LOAN AND SECURITY AGREEMENT

                                 BY AND BETWEEN

                    CONGRESS FINANCIAL CORPORATION (CENTRAL)
                                   AS LENDER

                                      AND

                           FUTORIAN FURNISHINGS, INC.
                                  AS BORROWER




                        DATED:  AS OF FEBRUARY 11, 1998

                               TABLE OF CONTENTS


SECTION 1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

SECTION 2.       CREDIT FACILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
        2.1      Revolving Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
        2.2      Letter of Credit Accommodations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
        2.3      Term Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        2.4      Availability Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

SECTION 3.       INTEREST AND FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        3.1      Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        3.2      Closing Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
        3.3      Servicing Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
        3.4      Unused Line Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
        3.5      Changes in Laws and Increased Costs of Loans . . . . . . . . . . . . . . . . . . . . . . . .   24

SECTION 4.       CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
        4.1      Conditions Precedent to Initial Loans and Letter of Credit Accommodations  . . . . . . . . .   25
        4.2      Conditions Precedent to All Loans and Letter of Credit Accommodations  . . . . . . . . . . .   27

SECTION 5.       GRANT OF SECURITY INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

SECTION 6.       COLLECTION AND ADMINISTRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
        6.1      Borrower's Loan Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
        6.2      Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
        6.3      Collection of Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
        6.4      Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
        6.5      Authorization to Make Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
        6.6      Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

SECTION 7.       COLLATERAL REPORTING AND COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
        7.1      Collateral Reporting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
        7.2      Accounts Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
        7.3      Inventory Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
        7.4      Equipment Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
        7.5      Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
        7.6      Right to Cure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
        7.7      Access to Premises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35





                                      (i)

SECTION 8.       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
        8.1      Corporate Existence, Power and Authority; Subsidiaries . . . . . . . . . . . . . . . . . . .   36
        8.2      Financial Statements; No Material Adverse Change.  . . . . . . . . . . . . . . . . . . . . .   36
        8.3      Chief Executive Office; Collateral Locations.  . . . . . . . . . . . . . . . . . . . . . . .   36
        8.4      Priority of Liens; Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
        8.5      Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
        8.6      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
        8.7      Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
        8.8      Compliance with Other Agreements and Applicable Laws . . . . . . . . . . . . . . . . . . . .   37
        8.9      Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
        8.10     Environmental Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
        8.11     Governmental Authority.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
        8.12     Bank Accounts.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
        8.13     Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
        8.14     Accuracy and Completeness of Information.  . . . . . . . . . . . . . . . . . . . . . . . . .   40
        8.15     Survival of Warranties; Cumulative . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

SECTION 9.       AFFIRMATIVE AND NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
        9.1      Maintenance of Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
        9.2      New Collateral Locations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
        9.3      Compliance with Laws, Regulations, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .   41
        9.4      Payment of Taxes and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
        9.5      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
        9.6      Financial Statements and Other Information . . . . . . . . . . . . . . . . . . . . . . . . .   44
        9.7      Sale of Assets, Consolidation, Merger, Dissolution, Etc. . . . . . . . . . . . . . . . . . .   46
        9.8      Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
        9.9      Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
        9.10     Loans, Investments, Guarantees, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
        9.11     Dividends and Redemptions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
        9.12     Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
        9.13     Additional Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
        9.14     Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
        9.15     Adjusted Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
        9.16     Minimum EBITDA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
        9.17     After Acquired Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
        9.18     Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
        9.19     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58

SECTION 10.      EVENTS OF DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
        10.1     Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
        10.2     Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

SECTION 11.      JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW . . . . . . . . . . . . . . . .   62





                                      (ii)

        11.1     Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver  . . . . . . . . . . .   62
        11.2     Waiver of Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
        11.3     Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
        11.4     Waiver of Counterclaims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
        11.5     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63

SECTION 12.      TERM OF AGREEMENT; MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
        12.1     Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
        12.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
        12.3     Partial Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
        12.4     Successors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
        12.5     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
        12.6     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67





                                     (iii)

                                    INDEX TO
                             EXHIBITS AND SCHEDULES


                 Exhibit A        Information Certificate

                 Schedule 1.32    List of Factoring Agreements with Capital Factors

                 Schedule 8.4     Existing Liens

                 Schedule 8.9     ERISA Matters

                 Schedule 8.10    Environmental Matters

                 Schedule 8.12    Bank Accounts

                 Schedule 9.8     List of Insurance Policies Subject to Premium Financing

                 Schedule 9.9     Existing Indebtedness

                 Schedule 9.10    Existing Loans, Advances and Guarantees





                                      (iv)

                          LOAN AND SECURITY AGREEMENT


        This Loan and Security Agreement dated February 11, 1998 is entered into by and between Congress Financial Corporation (Central), an Illinois corporation ("Lender") and Futorian Furnishings, Inc., a Delaware corporation ("Borrower").


                              W I T N E S S E T H:


        WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

        WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


SECTION 1.    DEFINITIONS

        All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word "including" when used in this Agreement shall mean "including, without limitation". An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with
Section 11.3 or is cured in a manner satisfactory to Lender, if such Event of Default is capable of being cured as determined by Lender. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

        1.1 "Accounts" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance (but shall not include Receivables Sales Proceeds).

        1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

        1.3 "Adjusted Net Worth" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to: (a) the difference between (i) the aggregate net book value of all assets of such Person and its Subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the Indebtedness and other liabilities of such Person and its Subsidiaries (including tax and other proper accruals), plus (b) in the case of Borrower, the principal amount of the Indebtedness of Borrower owing to Court Square and to Guarantor permitted under
Section 9.9 hereof, and accrued interest in respect thereof, to the extent such Indebtedness is subordinated in right of payment to the full and final payment of all Obligations on terms and conditions acceptable to Lender.

        1.4 "Affiliate" shall mean, as to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control, with such specified Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to effectively direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        1.5 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may
(i) adversely affect either (A) any Collateral or any other property which is security for the Obligations or the rights of Lender in any Collateral or other property which is security for the Obligations or the rights of Lender in any Collateral or other property or (B) the security interests and other rights of Lender in the Collateral or other property which is security for the Obligations (including the enforceability, perfection and priority thereof) or (ii) adversely affect any assets (other than any Collateral) or business of any Borrower or Obligor; (b) to reflect Dilution with respect to the Accounts as calculated by Lender for any period to the extent such Dilution is greater than seven (7%) percent; (c) to reflect the good faith belief of Lender that any collateral report or financial information furnished by or on behalf of Borrowers to Lender is or may have been incomplete, inaccurate or misleading in any material respect; (d) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof; or (e) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

        1.6   "Blocked Accounts" shall have the meaning set forth in Section
6.3 hereof.

        1.7 "Board of Directors" shall mean the board of directors or any duly constituted committee of any corporation or of a corporate general partner of a partnership and any similar body empowered to direct the affairs of any other entity.

        1.8 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Illinois or the Commonwealth of Pennsylvania, and a day on which the Reference Bank and Lender are open for the transaction of business, except that, if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

        1.9 "Capital Leases" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

        1.10 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, partnership interests or limited liability company interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

        1.11 "Cash Equivalents" shall mean, at any time, (a) any evidence of indebtedness with a maturity of one (1) year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of one (1) year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of one (1) year or less issued by a corporation

(except an Affiliate of Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one (1) year or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through
(e) above.

        1.12 "Change of Control" shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Borrower or Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than pursuant to a merger or disposition permitted hereunder; (b) the liquidation or dissolution of Borrower or Guarantor or the adoption of a plan by the stockholders of Borrower or Guarantor relating to the dissolution or liquidation of Borrower or Guarantor;
(c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of fifty (50%) percent or more of the voting power of the total outstanding Voting Stock of Borrower or the Board of Directors of Guarantor; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower or the Board of Directors of Guarantor (together with any new directors who have been appointed by CVC, Citicorp N.A., or any Affiliate of CVC or whose nomination for election by the stockholders of Borrower or Guarantor, as the case may be, was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower or Guarantor, as the case may be, then still in office; (e) the failure of Guarantor to own more than fifty (50%) percent of the voting power of the total outstanding Voting Stock of Borrower; or (f) the failure of 399 Venture Partners, Inc. to own more than fifty (50%) percent of the voting power of the total outstanding Voting Stock of Guarantor.

        1.13 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

        1.14 "Collateral" shall have the meaning set forth in Section 5 hereof.

        1.15 "Court Square" shall mean Court Square Capital Limited, a Delaware corporation, formerly known as Citicorp Capital Investors, Ltd., and its successors and assigns.

        1.16 "CVC" shall mean Citicorp Venture Capital Ltd., a New York corporation, and its successors and assigns.

        1.17 "Dilution" shall mean, as to any Person for any period, the fraction, expressed as a percentage, the numerator of which is the aggregate amount of non-cash reductions in the Accounts of such Person for such period and the denominator of which is the aggregate dollar amount of the sales of such Person for such period.

        1.18 "EBITDA" shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Net Income of such Person and its Subsidiaries for such period on a consolidated basis determined in accordance with GAAP, plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) for such period (to the extent deducted in the computation of Net Income), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Net Income), plus (d) charges for Federal, State, local and foreign income taxes for such period (to the extent deducted in the computation of Net Income), plus (e) all extraordinary losses and unusual losses related to costs associated with the refinancing transaction contemplated by this Agreement, minus (f) all income (and plus all charges, up to the amount of such income) attributable to any Subsidiary of Borrower, if and to the extent such income was not distributed to Borrower in cash, plus (g) charges in the fiscal year of Borrower ending December 26, 1998 for expenses related to the reconfiguration of manufacturing facilities and consolidation of corporate overhead, calculated in accordance with GAAP.

        1.19 "Eligible Accounts" shall mean Accounts created by Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

              (a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

              (b) such Accounts are not unpaid more than the earlier of: (i) sixty (60) days after the original due date for them or (ii) ninety (90) days after the date of the original invoice for them; provided, that, for those Accounts with original payment terms of more than thirty (30) days, Lender may (but shall not be required to) consider Accounts which are unpaid one hundred twenty (120) days after the date of the original invoice for them to be Eligible Accounts;

              (c) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

              (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

              (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Lender's request, Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Lender to perfect the security interests of Lender in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Lender may request to enable Lender as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Lender's option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

              (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

              (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

              (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder (and without limiting the generality of the foregoing, Accounts due to Borrower from Montgomery Ward and Levitz Furniture Co. arising prior to the commencement of the pending proceedings of Montgomery Ward and Levitz Furniture Co. under the U.S. Bankruptcy Code, respectively, shall not be deemed Eligible Accounts);

              (i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

              (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or otherwise an Affiliate of Borrower (and without limiting the generality of the foregoing, Accounts due to Borrower from Simmons shall not be Eligible Accounts) directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

              (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

              (l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

              (m) such Accounts of a single account debtor or its affiliates (other than Accounts due to Borrower from Sears Roebuck & Co., Accounts due to Borrower from Montgomery Ward arising after the commencement of the pending proceedings of Montgomery Ward under the U.S. Bankruptcy Code and Accounts due to Borrower from Heilig Meyers) do not constitute more than fifteen (15%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentages may be deemed Eligible Accounts) and (i) as to Accounts due to Borrower from Sears Roebuck & Co., do not constitute more than twenty (20%) percent of all otherwise Eligible Accounts, (ii) as to Accounts due to Borrower from Montgomery Ward arising after the commencement of the pending proceedings of Montgomery Ward under the U.S. Bankruptcy Code, do not constitute more than twenty (20%) percent of all otherwise Eligible Accounts and (iii) as to Accounts due to Borrower from Heilig Meyers, do not constitute more than twenty (20%) percent of all otherwise Eligible Accounts;

              (n) such Accounts are not owed by an account debtor who has Accounts unpaid more than the earlier of (i) sixty (60) days after the original due date for them or (ii) ninety (90) days after the date of the original invoice for them, which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

              (o) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Lender from time to time (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

              (p) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender.

General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

        1.20 "Eligible Inventory" shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower and raw materials for such finished goods which are acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include
(a) work-in-process or semi-in-process; (b) spare parts for equipment; (c) packaging and shipping materials; (d) supplies used or consumed in Borrower's business; (e) Inventory at premises other than those owned and controlled by Borrower, except if Lender shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Lender acknowledging Lender's first priority security interest in the Inventory, waiving security interests and claims by such person against the Inventory and permitting Lender access to, and the right to remain on, the premises so as to exercise Lender's rights and remedies and otherwise deal with the Collateral; (f) Inventory subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement; (g) bill and hold goods; (h) unserviceable, obsolete or slow moving Inventory; (i) Inventory which is not subject to the first priority, valid and perfected security interest of Lender; (j) returned, damaged and/or defective Inventory; (k) "seconds"; (l) trim; (m) frames; (n) cut leather; (o) logos and (p) Inventory purchased or sold on consignment (including without limitation, all "locker stock" inventory). General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

        1.21 "Eligible Receivables Sales Proceeds" shall mean Receivables Sales Proceeds payable by Factor to Borrower under the Factoring Agreement, as in effect on the date hereof, until July 31, 1998, arising from the sale of Accounts by Borrower to Factor in the ordinary course of the business of Borrower, which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Receivables Sales Proceeds shall be Eligible Receivables Sales Proceeds if:

              (a) the Accounts sold by Borrower to Factor giving rise to such Receivables Sales Proceeds arise from the actual bona fide sale and delivery of goods or rendition of services by Borrower in the ordinary course of the business of Borrower which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

              (b) Lender shall have received, in form and substance satisfactory to Lender, an agreement from Factor acknowledging Lender's first priority security interest in the Receivables Sales Proceeds and any other monies due and to become due to Borrower

(including, without limitation, credits and reserves), agreeing to transfer all such amounts to the Blocked Accounts and such other matters as Lender may require;

              (c) such Receivables Sales Proceeds are not past due pursuant to the terms set forth in the Factoring Agreement (as in effect on the date hereof);

              (d) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Receivables Sales Proceeds or reduce the amount payable or delay payment thereunder;

              (e) such Receivables Sales Proceeds are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

              (f) no default or event of default has occurred under the Factoring Agreement and the Factoring Agreement is otherwise in full force and effect;

              (g) Factor has not sent any notice of default or of its intention to cease or suspend payments to Borrower in respect of such Receivables Sales Proceeds.

General criteria for Eligible Receivables Sales Proceeds may be established and revised from time to time by Lender in good faith. Any Receivables Sales Proceeds which are not Eligible Receivables Sales Proceeds shall nevertheless be part of the Collateral.

        1.22 "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrower and any governmental authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety; (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials; or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

        1.23 "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

        1.24 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

        1.25 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

        1.26 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Lender) on or about 9:00 a.m. (Chicago time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

        1.27 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

        1.28 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

        1.29 "Excess Availability" shall mean the amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of: (i) the amount of the Revolving Loans available to Borrower as of such time based on the applicable lending formulas multiplied by the Net Amount of Eligible Accounts, the Net Amount of Eligible Receivables Sales Proceeds and the Value of Eligible Inventory, as determined in good faith by Lender, and subject to the Revolving Loan Limit, sublimits and Availability Reserves from time to time established by Lender hereunder, and (ii) the Maximum Credit (less the then outstanding principal amount of the Term Loan), minus (1) the sum of: (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose the then outstanding principal amount of the Term Loan), plus (ii) the aggregate amount of all then outstanding and unpaid trade payables of Borrower which are more than forty-five (45) days past due as of such time.

        1.30 "Exchange Act" shall mean the Securities and Exchange Act of 1934, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

        1.31 "Factor" shall mean Capital Factors, Inc., a Florida corporation, and its successors and assigns.

        1.32 "Factoring Agreement" shall mean, collectively, the agreements listed on Schedule 1.32 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.33 "Fairwood" shall mean Fairwood Corporation, a Delaware corporation, and its successors and assigns.

        1.34 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.35 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Sections 9.15 and 9.16 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

        1.36 "Governmental Authority" shall mean any nation or government, any state, province or other political subdivisions thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        1.37 "Guarantor" shall mean Consolidated Furniture Corporation, a New York corporation, and its successors and assigns.

        1.38 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

        1.39 "Indebtedness" shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof; or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances or similar documents or instruments issued for such Person's account; and (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time.

        1.40 "Information Certificate" shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

        1.41 "Interest Expense" shall mean, for any period, as to any Person and its Subsidiaries, total interest expense, whether paid or accrued (including the interest component of Capital Leases for such period), as determined in accordance with GAAP, including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, but excluding (a) amortization of discount and amortization of deferred financing fees and closing costs paid in cash in connection with the transactions contemplated hereby, (b) interest paid in property other than cash and (c) any other interest expense not payable in cash, provided, that, for purposes of Section 1.18, as to Borrower, Interest Expense shall not include interest paid by Borrower to Court Square or Guarantor in respect of the Indebtedness of Borrower to Court Square permitted under Section 9.9 hereof.

        1.42 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

        1.43 "Interest Rate" shall mean, as to Prime Rate Loans, a rate of one (1%) percent per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of three and one-quarter (3 1/4%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower); provided, that:

              (a) the Interest Rate shall mean, as to Prime Rate Loans, the rate of one-half (1/2%) percent per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, the rate of two and three-quarters (2 3/4%) percent per annum in excess of the Adjusted Eurodollar Rate, effective on the first day of the month after each of the following conditions is satisfied as determined by Lender: (i) the Pre-Tax Net Income of Borrower for the immediately preceding fiscal year (commencing with the fiscal year ending on December 31, 1998) as set forth in the audited financial statements of Borrower for such fiscal year delivered to Lender, together with the unqualified opinion of the independent certified accountants, in accordance with Section 9.6 hereof shall equal or exceed $1,000,000 and (ii) no Event of Default or act, condition or event which with notice or passage of time would constitute an Event of Default shall exist or have occurred and be continuing; and

              (b) notwithstanding anything to the contrary contained herein, the Interest Rate shall mean the rate of three (3%) percent per annum in excess of the Prime Rate as to Prime Rate Loans and the rate of five and one-quarter (5 1/4%) percent per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, at Lender's option, without notice, (i) either (A) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid in full, or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Lender and
(ii) on the Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es) arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

        1.44 "Inventory" shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

        1.45 "Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Lender for the account of Borrower or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer.

        1.46  "Loans" shall mean the Revolving Loans and the Term Loan.

        1.47 "Material Adverse Effect" shall mean an effect that results in or causes, or has a reasonable likelihood of resulting in or causing, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, operations or properties of Borrower; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements;
(c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Lender upon the Collateral or any other property which is security for the Obligations; (d) the Collateral or any other property which is security for the Obligations, or the value of the Collateral or such other property; (e) the ability of Borrower to repay the Obligations or of Borrower or any Obligor to perform its obligations under this Agreement or any of the other Financing Agreements; or (f) the ability of Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Lender under this Agreement or any of the other Financing Agreements.

        1.48  "Maximum Credit" shall mean the amount of $30,750,000.

        1.49 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

        1.50 "Net Amount of Eligible Receivables Sales Proceeds" shall mean the Eligible Receivables Sales Proceeds less all commissions, charges, fees, expenses and other amounts payable by Borrower under the Factoring Agreement.

        1.51 "Net Income" shall mean, as to any Person, for and through the end of any applicable period, the net income (loss) of such Person for such period (excluding to the extent included therein any extraordinary gains) after deducting all charges which should be deducted before arriving at the net income (loss) for such period, all in accordance with GAAP, and after deducting the Provision for Taxes for such period. For the purposes of this definition,
(a) net income excludes any gain (but not loss) together with any related Provision for Taxes for such gain (but not loss) realized upon the sale or other disposition of (i) any assets that are not sold in the ordinary course of business or (ii) any Capital Stock of such Person; and (b) net income excludes any gain of income realized as a result of changes in accounting principles or the application thereof to such Person. For purposes of this definition, the term "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether federal, state or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

        1.52 "Obligations" shall mean any and all Revolving Loans, the Term Loan, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under or in connection with this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

        1.53 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations (including, without limitation, Guarantor), or who is the owner of any property which is security for the Obligations, other than Borrower.

        1.54 "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

        1.55 "Permitted Holders" shall mean (a) CVC, (b) Citicorp N.A. or any other Affiliate of CVC, (c) any officer, employee or director of CVC, or (d) in the case of any natural Person specified in the foregoing clause, any spouse or lineal descendant (including by adoption) of such Person.

        1.56 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

        1.57 "Pre-Tax Net Income" shall mean, as to any Person, for and through the end of any applicable period, the net income (loss) of such Person for such period (excluding to the extent included therein any extraordinary gains) after deducting all charges which should be deducted before arriving at the net income (loss) for such period, all in accordance with GAAP, and without deduction for the Provision for Taxes for such period and, as to Borrower, without deduction for the interest paid by Borrower to Court Square on the Indebtedness of Borrower to Court Square permitted under Section 9.9 hereof for such period. For the purposes of this definition, (a) net income excludes any gain (but not loss) together with any related Provision for Taxes for such gain (but not loss) realized upon the sale or other disposition of (i) any assets that are not sold in the ordinary course of business or (ii) any Capital Stock of such Person; and (b) net income excludes any gain of income realized as a result of changes in accounting principles or the application thereof to such Person. For purposes of this definition, the term "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether federal, state or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

        1.58 "Prime Rate" shall mean the rate from time to time publicly announced by CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.

        1.59 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

        1.60 "Real Property" shall mean all now owned and hereafter acquired real property of Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

        1.61 "Receivables Sales Proceeds" shall mean the right of Borrower to payment from Factor under the Factoring Agreement in consideration of the sale or transfer by Borrower to Factor of Accounts pursuant thereto.

        1.62 "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

        1.63 "Reference Bank" shall mean CoreStates Bank, N.A., or such other bank as Lender may from time to time designate.

        1.64  "Revolving Loan Limit" shall mean $29,730,000.

        1.65 "Revolving Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

        1.66 "Simmons" shall mean Simmons Upholstered Furniture Corporation, a Delaware corporation, and its successors and assigns.

        1.67 "Subsidiary" or "subsidiary" shall mean, with respect to any Person, (a) any corporation, association or other business entity of which more than fifty (50%) percent of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (b) any partnership in which such Person or any of its Subsidiaries is a general partner.

        1.68 "Term Loan" shall mean shall mean the term loan made by Lender to Borrower as provided for in Section 2.3 hereof.

        1.69 "Term Promissory Note" shall mean the Term Promissory Note, dated of even date herewith, issued by Borrower payable to the order of Lender in the original principal amount of $1,020,000, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.70 "Value" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value.

        1.71 "Voting Stock" shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.


SECTION 2.    CREDIT FACILITIES

        2.1   Revolving Loans.

              (a) Subject to and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to the sum of:

                    (i) eighty-five (85%) percent of the Net Amount of Eligible Accounts, provided, that, such percentage shall be increased to ninety (90%) percent in the event Dilution with respect to the Accounts as calculated by Lender for any twelve (12) consecutive month period commencing on the first day of any month shall be less than two (2%) percent, effective as of the last day of the month after the end of such twelve (12) month period, plus

                    (ii) eighty-five (85%) percent of the Net Amount of Eligible Receivables Sales Proceeds until July 31, 1998, provided, that, at all times on and after July 31, 1998 such amount shall not be included in the calculation of the Revolving Loans available to Borrower hereunder, plus

                    (iii) the lesser of: (A) the sum of sixty (60%) percent of the Value of Eligible Inventory consisting of finished goods and raw materials for such finished goods or (B) $15,000,000, less

                    (iv) any Availability Reserves.

              (b) Lender may, in its discretion, from time to time, upon not less than ten (10) days prior notice to Borrower, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in good faith that the general creditworthiness of account debtors has declined or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or (C) the nature, quality or mix of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

              (c) Except in Lender's discretion, (i) the aggregate amount of the Revolving Loans outstanding at any time shall not exceed the Revolving Loan Limit and (ii) the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. Subject to the terms and conditions of this Agreement, Borrower may borrow, shall repay, and may reborrow such amounts (if any) as are determined in good faith by Lender to be available to Borrower as Revolving Loans and Letter of Credit Accommodations. In the event that the outstanding amount of any component of the Revolving Loans, or the aggregate amount of the outstanding Revolving Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas or the Revolving Loan Limit, or the outstanding amount of the Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(d), or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations exceed the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded, or in the case in which the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(d), immediately pay to Lender the entire amount of any such excess, which amount shall be held by Lender as cash collateral for the Obligations on terms and conditions acceptable to Lender.

              (d) For purposes only of applying the sublimit on Revolving Loans based on Eligible Inventory pursuant to Section 2.1(a)(ii)(B), Lender may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Lender is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Availability Reserves shall be attributed first to any components of the lending formulas in Section 2.1(a) that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

        2.2   Letter of Credit Accommodations.

              (a) Subject to and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Section 2.

              (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Lender a letter of credit fee at a rate equal to one (1%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrower shall pay to Lender such letter of credit fee, at Lender's option, without notice, at a rate equal to three (3%) percent per annum on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined in good faith by Lender. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

              (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to Borrower (subject to the Revolving Loan Limit, the Maximum Credit and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory, the sum of (A) the percentage equal to one hundred (100%) percent minus the then applicable percentage set forth in Section 2.1(a)(ii)(A) above of the Value of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower's locations for Eligible Inventory within the United States of America and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(i) or Section 2.2(c)(ii) hereof.

              (d) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed $2,000,000. At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) hereof to the extent of such cash collateral.

              (e) Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation; provided, that, Borrower shall have no obligation to indemnify Lender for any such losses, claims, damages, liabilities, costs and expenses to the extent directly caused by the willful misconduct or gross negligence of Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower's agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except any of the foregoing that is directly caused by the willful misconduct or gross negligence of Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

              (f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Lender shall have the sole and exclusive right and authority to, and Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in Borrower's name.

              (g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

        2.3 Term Loan. Lender is making the Term Loan to Borrower in the original principal amount of $1,020,000. The Term Loan is (a) evidenced by the Term Note in the original principal amount thereof, duly executed and delivered by Borrower to Lender concurrently herewith, (b) to be repaid, together with interest and other amounts, in accordance with this Agreement, the Term Note, and the other Financing Agreements and (c) secured by all of the Collateral. The Term Loan may be prepaid in full by Borrower at any time without premium or penalty, subject only to the early termination fee provided for in Section 12.1 hereof if it is prepaid together with all other non-contingent Obligations as provided therein.

        2.4 Availability Reserves. All Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Revolving Loan Limit, the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise in good faith Availability Reserves.


SECTION 3.    INTEREST AND FEES

        3.1   Interest.

              (a) Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

              (b) Borrower may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans.
Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount equal to (A) the principal amount of the Term Loan which it is anticipated will be outstanding as of the last day of the applicable Interest Period plus (B) eighty-five (85%) percent of the lowest principal amount of the Revolving Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Lender (but with no obligation of Lender to make such Revolving Loans) and (vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

              (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) an Event of Default or event which with the notice or passage of time, or both, would constitute an Event of Default, shall exist or (ii) this Agreement shall terminate or not be renewed.

              (d) If the sum of the initial principal amount of the Loans initially made as Eurodollar Rate Loans or of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, to a Borrower shall at any time exceed the aggregate principal amount of the Loans to Borrower then outstanding, then, at Lender's option, there shall be converted to Prime Rate Loans such amount of Eurodollar Rate Loans outstanding under the then-effective Interest Periods, as shall be sufficient to reduce the principal balance of the remaining Eurodollar Rate Loans to not more than eighty-five (85%) percent of the amount of Loans which it is anticipated (i) will be outstanding at all times during the remaining Interest Periods and (ii) will be outstanding at all times during such remaining Interest Periods within the amounts available to Borrower under Section 2 hereof, in each case as determined by Lender in good faith. The actual amount of Eurodollar Rate Loans converted to Prime Rate Loans under this Section 3.1(d) shall be the smallest amount equal to or exceeding the required reduction resulting from the conversion of the full initial amounts of Eurodollar Rate Loans for one or more Interest Periods in effect at the time of conversion.

              (e) Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

              (f) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

        3.2 Closing Fee. Borrower shall pay to Lender as a closing fee the amount of $153,750, which shall be fully earned as of and payable on the date hereof.

        3.3 Servicing Fee. Borrower shall pay to Lender monthly a servicing fee in an amount equal to $5,000 in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

        3.4 Unused Line Fee. Borrower shall pay to Lender monthly an unused line fee at a rate equal to three-eighths (3/8%) percent per annum calculated upon the amount by which $21,500,000 exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

        3.5   Changes in Laws and Increased Costs of Loans.

              (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans by an amount deemed in good faith by Lender to be material, or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. In the circumstances described in clauses (i)(B), (i)(C) or (ii) above, instead of conversion to Prime Rate Loans, Borrower shall have the option, for the balance of the Interest Period(s) for then outstanding Eurodollar Rate Loans, of paying any and all increased costs and expenses incurred in good faith by Lender, the Reference Bank or any participant, together with the aggregate amount received or receivable by Lender and which has been reduced in respect of such Eurodollar Rate Loans. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

              (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section
6.3 or any other payments made with the proceeds of Collateral, Borrower shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

SECTION 4.    CONDITIONS PRECEDENT

        4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

              (a) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

              (b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

              (c) no material adverse change shall have occurred in the assets, business or prospects of Borrower since the date of Lender's latest field examination and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

              (d) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans available to Borrower, the results of which shall be satisfactory to Lender, not more than three (3) Business Days prior to the date hereof;

              (e) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including acknowledgements by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

              (f) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

              (g) the Excess Availability as determined by Lender, as of the date hereof, shall be not less than $10,600,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

              (h) Lender shall have received evidence, in form and substance satisfactory to Lender, that Borrower has received on the date hereof net cash proceeds from amounts advanced to it on terms and in a manner acceptable to Lender of not less than $1,800,000 (which Indebtedness arising from such advances is and shall be subordinated in right of payment to the Obligations on terms and conditions acceptable to Lender) and such proceeds are available to be used by Borrower for working capital;

              (i) Lender shall have received, in form and substance satisfactory to Lender, an intercreditor agreement by and between Court Square and Lender, as acknowledged and agreed to by Borrower and Guarantor, duly authorized, executed and delivered by Court Square, Borrower and Guarantor, providing for, inter alia, the subordination in right of payment of Indebtedness of Borrower to Court Square to the prior indefeasible payment and satisfaction in full of the Obligations and such parties' relative rights and priorities with respect to the assets and properties of Borrower and its Subsidiaries;

              (j) Lender shall have received, in form and substance satisfactory to Lender, an intercreditor agreement by and between Factor and Lender, as acknowledged and agreed to by Borrower, duly authorized, executed and delivered by Factor and Borrower, providing for, inter alia, the remittance by Factor of Receivables Sales Proceeds to Lender;

              (k) Lender shall have received, in form and substance satisfactory to Lender, the amendments to the Factoring Agreement, duly authorized, executed and delivered by Factor and Borrower, which amendments shall provide, inter alia, that Factor shall not make any loans to Borrower or any advance or anticipated payments against monies, credit balances or other amounts due to Borrower under the Factoring Agreement;

              (l) Lender shall have received environmental audits of Borrower's plants and the Real Property conducted by an independent environmental engineering firm acceptable to Lender, and in form, scope and methodology satisfactory to Lender, confirming (i) Borrower is in compliance with all material applicable Environmental Laws and (ii) the absence of any material environmental problems;

              (m) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrower with respect to the Financing Agreements and such other matters as Lender may request; and

              (n) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

        4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

              (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

              (b) no Event of Default and no act, condition or event which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.


SECTION 5.    GRANT OF SECURITY INTEREST

        5.1 To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property of Borrower, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

              (a)   Accounts;

              (b) all present and future contract rights, general intangibles (including Receivables Sales Proceeds), tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, good will, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, letters of credit, bankers' acceptances and guaranties;

              (c) all present and future monies, securities and other investment property, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its Affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including returned, repossessed and reclaimed goods, and
(iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

              (d)   Inventory;

              (e)   Equipment;

              (f)   Real Property;

              (g)   Records; and

              (h) all products and proceeds of the foregoing, in any form, including insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing.

        5.2 Notwithstanding anything to the contrary set forth in Section 5.1 above, the types or items of Collateral described in such Section shall not include any rights or interests in any lease covering Real Property, as such, if under the terms of such lease, the valid grant of a security interest or lien therein to Lender is prohibited and such prohibition has not been or is not waived or the consent of the other party to such lease has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived.


SECTION 6.    COLLECTION AND ADMINISTRATION

        6.1 Borrower's Loan Account. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

        6.2 Statements. Lender shall render to Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

        6.3   Collection of Accounts.

              (a) Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, with such banks as are acceptable to Lender into which Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender to the extent of the Obligations.

              (b) For purposes of calculating the amount of the Loans available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Lender in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day.

              (c) Borrower and all of its shareholders, directors, employees, agents or other Affiliates shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this
Section 6.3 shall survive the termination or non-renewal of this Agreement.

        6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines; provided, that, so long as no Event of Default, or act, condition or event which with notice or passage of time or both, exists or has occurred and is continuing, Lender shall not apply any such payments or collections to the Obligations in respect of the Term Loan not then due. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

        6.5 Authorization to Make Loans. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Chicago time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

        6.6 Use of Proceeds. Borrower shall use the initial proceeds of the Loans provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.


SECTION 7.    COLLATERAL REPORTING AND COVENANTS

        7.1 Collateral Reporting. Borrower shall provide Lender with the following documents in a form satisfactory to Lender: (a) on a daily basis, a schedule of sales made, credits issued and cash received; (b) on a monthly basis or more frequently as Lender may request, (i) perpetual inventory reports by category and by location, (and including, without limitation, identifying any goods held by Borrower under consignment or similar arrangements in such detail as Lender may request and Inventory of Borrower held by third parties pursuant to consignment or similar arrangements in such detail as Lender may request), (ii) agings of accounts receivable by Account, and (iii) agings of accounts payable by Account, (c) upon Lender's request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower and (d) such other reports as to the Collateral as Lender shall request from time to time. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

        7.2   Accounts Covenants.

              (a) Borrower shall notify Lender promptly of: (i) any material delay in Borrower's performance of any of its material obligations to any account debtor, (ii) the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, not yet reported to Lender and involving an amount in excess of $50,000 for all such matters with any one account debtor or $200,000 in the aggregate for all such matters with all account debtors, (iii) all material adverse information known to Borrower relating to the financial condition of any account debtor of Borrower and (iv) any event or circumstance which, to Borrower's knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Lender. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

              (b) Borrower shall promptly report to Lender any return of Inventory by any one account debtor if the inventory so returned in such case has a value in excess of $25,000. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

              (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, subject to the effect on enforceability of (A) any bankruptcy, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              (d) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

              (e) Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof, except as Lender may otherwise agree.

              (f) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto; provided, that, such agents or attorneys are selected with due care and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

        7.3 Inventory Covenants. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request on or after an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Lender's request, Borrower shall, at its expense, no more than twice in any twelve (12) month period, but at any time or times as Lender may request on or after an Event of Default and for so long as the same is continuing, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (h) Borrower shall keep the Inventory in good and marketable condition; and (i) Borrower shall not, without prior written notice to Lender, acquire or accept Inventory having a value in any one case or in the aggregate in excess of $1,000,000 on consignment or approval.

        7.4 Equipment Covenants. With respect to the Equipment: (a) upon Lender's request, Borrower shall, at its expense, at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) Borrower assumes all responsibility and liability arising from the use of the Equipment.

        7.5 Power of Attorney. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor,
(viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof deposited or received for credit to the Blocked Accounts or constituting part of the Collateral or otherwise received by Lender, (ii) have access to any lockbox or postal box into which Borrower's customer remittances are sent and the contents thereof, (iii) endorse Borrower's name upon any items of payment or proceeds thereof deposited or received for credit to the Blocked Accounts or constituting part of the Collateral or otherwise received by Lender and transfer the same to, or deposit the same in the account of Lender for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign Borrower's name on any verification of Accounts and notices thereof to account debtors and (vi) execute in Borrower's name and file any UCC financing statements or amendments thereto. Borrower hereby releases Lender and its officers, employees and to the extent selected with due care, their agents from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of their own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

        7.6 Right to Cure. Lender may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

        7.7 Access to Premises. From time to time as requested by Lender, at the reasonable cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral; provided, that, in exercising the rights under clauses (b) and (c) of this Section 7.7, Lender and its designees will, so long as no Event of Default exists or has occurred and is continuing, use reasonable efforts not to unnecessarily interfere with the conduct of Borrower's business.


SECTION 8.    REPRESENTATIONS AND WARRANTIES

        Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to Borrower:

        8.1 Corporate Existence, Power and Authority; Subsidiaries. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary where the failure to so qualify would have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, material agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any Subsidiaries except as set forth on the Information Certificate.

        8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower which have been or may hereafter be delivered by or on behalf of Borrower to Lender have been prepared consistent with GAAP and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein, subject to the footnotes and departures from GAAP set forth therein. Except as disclosed in any interim financial statements furnished by or on behalf of Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements furnished by or on behalf of Borrower to Lender prior to the date of this Agreement.

        8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrower and Borrower's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof.

        8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on
Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof other than Collateral consisting of motor vehicles owned by Borrower; provided, that, at the request of Lender, Borrower shall, in form and substance satisfactory to Lender, note on the certificates of title of any of Borrower's motor vehicles the security interest of Lender or otherwise comply with applicable certificate of title statutes so as to perfect the security interest of Lender therein. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

        8.5 Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it and has withheld, collected and remitted all employee liabilities and contributions for income tax, pension plan, unemployment insurance and other similar liabilities arising under Federal, State, Provincial or other local law, except, in each case, taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

        8.6 Litigation. Except as set forth on the Information Certificate, there is no present investigation by any Governmental Authority pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower has or has a reasonable likelihood of having a Material Adverse Effect.

        8.7 Intellectual Property. Borrower owns or licenses all material patents, trademarks, service-marks, logos, trade names, trade secrets, know-how, copyrights, or licenses and other rights with respect to any of the foregoing, which are necessary for the operation of its business as presently conducted or proposed to be conducted. To the best of the knowledge of Borrower, no product, process, method, substance, part or other material presently contemplated to be sold by or employed by Borrower infringes any patent, trademark, service-mark, trade name, copyright, license or other right owned by any other Person and no claim or litigation is pending or to the best of the knowledge of Borrower, threatened against or affecting Borrower contesting its right to sell or use any such product, process, method, substance, part or other material which has or has a reasonable likelihood of having a Material Adverse Effect.

        8.8 Compliance with Other Agreements and Applicable Laws. Borrower is not in default under, or in violation of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound where such default or violation has or has a reasonable likelihood of having a Material Adverse Effect and Borrower is in compliance in all respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local Governmental Authority where such failure to comply would have a Material Adverse Effect.

        8.9   Employee Benefits.

              (a) Borrower has not engaged in any transaction in connection with which Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by
Section 4975 of the Code where such penalty or tax could be more than $100,000 in any one case or $250,000 in the aggregate.

              (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates where such liability has or has a reasonable likelihood of having a Material Adverse Effect. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

              (c) Except as set forth on Schedule 8.9 hereto, full payment has been made of all amounts which Borrower or any of its ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee benefit plan.

              (d) Except as set forth on Schedule 8.9 hereto, the current value of all vested accrued benefits under all employee benefit plans maintained by Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

              (e) Neither Borrower nor any of its ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

        8.10  Environmental Compliance.

              (a) Except as set forth on Schedule 8.10 hereto, (i) Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder in any manner which has or has a reasonable likelihood of having a Material Adverse Effect and (ii) the operations of Borrower comply in all respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder where the failure to so comply has or has a reasonable likelihood of having a Material Adverse Effect.

              (b) Except as set forth on Schedule 8.10 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice of violation by any Governmental Authority or any other person nor is any pending or to the best knowledge of Borrower threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials, which has or has a reasonable likelihood of having a Material Adverse Effect.

              (c) Except as set forth on Schedule 8.10 hereto, Borrower has no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials, which has or has a reasonable likelihood of having a Material Adverse Effect.

              (d) Except as set forth on Schedule 8.10 hereto, Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower, under any Environmental Law, where the failure to obtain, file or maintain as valid and effective any such licenses, permits, certificates, approvals or similar authorizations has or has a reasonable likelihood of having a Material Adverse Effect. All of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

        8.11 Governmental Authority. No consent, approval or other action of, or filing with, or notice to any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement, the other Financing Agreements or any of the instruments or documents to be delivered pursuant hereto or thereto, except for those consents or approvals already obtained by Borrower and the filing of UCC financing statements.

        8.12 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth on Schedule 8.12 hereto, subject to the right of Borrower to establish new accounts in accordance with Section 9.13 below.

        8.13 Capitalization. All of the issued and outstanding shares of Capital Stock of Guarantor are directly and beneficially owned and held as of the date hereof by Fairwood. A majority of the issued and outstanding shares of Capital Stock of Fairwood are owned and held by 399 Venture Partners, Inc., an Affiliate of CVC. All of the issued and outstanding shares of Capital Stock of Guarantor have been duly authorized and are fully paid and non-assessable, free and clear or all claims, liens, pledges and encumbrances of any kind, except in favor of Lender and as permitted hereunder. All of issued and outstanding shares of Capital Stock of Borrower are directly and beneficially owned and held by Guarantor and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except in favor of Lender and as permitted hereunder.

        8.14 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of Borrower, which has not been fully and accurately disclosed to Lender in writing.

        8.15 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder (except with respect to any representation or warranty expressly stated to have been made as of a specified date, which shall only be made as of such specified date) and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.


SECTION 9.    AFFIRMATIVE AND NEGATIVE COVENANTS

        9.1 Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

        9.2 New Collateral Locations. Borrower may open, maintain or move Inventory to any new location within the continental United States provided Borrower (a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral or any other property which is security for the Obligations at such location, including UCC financing statements.

        9.3   Compliance with Laws, Regulations, Etc.

              (a) Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, State or local Governmental Authority, including ERISA, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, the code and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws, where the failure to so comply with or observe such requirements has or has a reasonable likelihood of having a Material Adverse Effect.

              (b) Borrower shall establish and maintain, at its expense, a system to assure and monitor its continued compliance with all Environmental Laws in all of its operations, which system shall include annual reviews of such compliance by employees or agents of Borrower who are familiar with the requirements of the Environmental Laws. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations conducted or prepared by environmental consultants or professionals that may have a material effect on the assets and properties or operations of Borrower shall be promptly furnished, or caused to be furnished, by Borrower to Lender. Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

              (c) Borrower shall give both oral and written notice to Lender immediately upon Borrower's receipt of any notice of, or Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any material non-compliance with or material violation of any Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of a reportable quantity of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials not in material compliance with all Environmental Laws or (D) any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower transported, stored or disposed of any Hazardous Materials in any way which has or has a reasonable likelihood of having a Material Adverse Effect.

              (d) Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Lender's request and Borrower's expense: (i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where Borrower's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower's response thereto or the estimated costs thereof, shall change in any material respect.

              (e) Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans, except that Borrower shall not be required to indemnify any such person for any such losses, claims, damages, liabilities, costs and expenses directly caused by such person's own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

        9.4 Payment of Taxes and Claims. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books in accordance with GAAP. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

        9.5   Insurance.

              (a) Borrower shall at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral or any other property which is security for the Obligations against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that

Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower.

              (b) At any time before an Event of Default or an act, condition or event which with notice or passage of time or both, would constitute an Event of Default exists or occurs and is continuing, Lender, at its option, may apply the proceeds of any insurance received by Lender under Section 9.5(a) hereof, at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations; provided, that,

                    (i) if Borrower sustains damage, destruction or loss of its Inventory, Lender, at its option, may apply the net amount of any such insurance proceeds received by Lender under Section 9.5(a) hereof at any time to the cost of repairs or replacement of such Inventory or to payment of the outstanding amount of the Obligations, other than to the then outstanding principal amount of the Term Loan;

                    (ii) if Borrower sustains damage, destruction or loss of Equipment or any portion of the improvements on its Real Property which results in the payment of insurance proceeds of less than the aggregate amount of $100,000 during the term of this Agreement, Borrower shall notify Lender, and at Borrower's option, Borrower may direct Lender (A) to release to Borrower the net amount of such insurance proceeds received by Lender with respect thereto to be used by Borrower for working capital or other proper corporate purposes not otherwise prohibited by this Agreement or (B) to apply the net amount of such insurance proceeds to repay the then-outstanding amount of the Obligations of Borrower so long as the insurance carrier shall have waived any right of subrogation against Borrower under its policy; and

                    (iii) if Borrower sustains damage, destruction or loss of Equipment or any portion of the improvements on its Real Property which results in the payment of insurance proceeds of more than $100,000 but less than $500,000 during the term of this Agreement, Borrower shall notify Lender, and at Borrower's option, Borrower shall direct Lender to apply the net amount of such insurance proceeds received by Lender to the then-outstanding amount of the Obligations of Borrower or to hold such insurance proceeds as cash collateral for the Obligations, which shall be released by Lender to Borrower to pay the cost to repair, refurbish or replace such Equipment or improvements on its Real Property so long as, in any of the foregoing options identified in this Section 9.5(b)(iii) selected by Borrower, the insurance carrier shall have waived any right of subrogation against Borrower under its policy, and in the case where Borrower elects to repair, refurbish or replace such Equipment or improvements, then each of the following additional conditions shall be satisfied: (A) no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing during the course of such repair, refurbishing or replacement, (B) the amount of the insurance proceeds are sufficient, in Lender's reasonable determination, to effect such repair, refurbishing or replacement in a satisfactory manner, (C) such proceeds shall be used solely to repair, refurbish or replace the property so lost, damaged or destroyed (free and clear of any security interests, liens, claims or other encumbrances other than those permitted under Sections 9.8(b), (c),
(d) and (e) hereof), (D) the repair, refurbishing or replacement of the property so lost, damaged or destroyed shall be commenced as soon as reasonably practicable and shall be diligently pursued to satisfactory completion, (E) the proceeds shall be disbursed from such cash collateral, from time to time as needed and/or, at Lender's option, released by Lender directly to the contractor, subcontractor, materialmen, laborers, engineers, architects and other persons rendering services or materials to repair, refurbish or replace the property so lost, damaged or destroyed, (F) the property so lost, damaged or destroyed shall be repaired, refurbished or replaced so as to be of at least equal value and substantially the same character as prior to such casualty event, and (G) such repair, refurbishing or replacement can, in the good faith estimate of Lender, be completed prior to the end of the then current term of this Agreement. Upon completion of the work and payment in full therefor, or upon the failure to commence, or diligently to continue the work, Lender may, at Lender's option, either apply the amount of any such proceeds then or thereafter in the possession of Lender to the payment of the Obligations or hold such proceeds as cash collateral for the Obligations on terms and conditions acceptable to Lender and not release such funds to Borrower.

              (c) At any time after an Event of Default or an act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or occurs and is continuing or if Borrower sustains damage, destruction or loss of Equipment or any portion of the improvements on its Real Property in any one case or in the aggregate amount during the term of this Agreement in excess of $500,000, Lender, at its option, may apply the net amount of any such insurance proceeds received by Lender under Section 9.5(a) hereof at any time to the cost of repairs or replacement of Collateral or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations on terms and conditions acceptable to Lender.

        9.6   Financial Statements and Other Information.

              (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower in accordance with GAAP and Borrower shall furnish or cause to be furnished to Lender: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements of Borrower, and if Borrower at any time after the date hereof has any Subsidiaries, unaudited consolidating financial statements of Borrower and such Subsidiaries (including in each case balance sheets, statements of income and loss,





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
statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower as of the end of and through such fiscal month and
(ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of Borrower, and if Borrower at any time after the date hereof has any Subsidiaries, unaudited consolidating financial statements of Borrower and such Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Guarantor and its Subsidiaries as of the end of and for the fiscal year then ended.

              (b) Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which has a reasonable likelihood of having a Material Adverse Effect and (ii) the occurrence of any Event of Default or act, condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

              (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Borrower, Guarantor or Fairwood sends to its stockholders generally and copies of all reports and registration statements which Borrower, Guarantor or Fairwood files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

              (d) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request, subject to the provisions of Section 12.5 hereof to the extent applicable. Upon Lender's request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Real Property in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other Governmental Authority or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Guarantor and Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower or Guarantor and to disclose to Lender such information as they may have regarding the business of Borrower or Guarantor. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by

Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

        9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower shall not, directly or indirectly,

              (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it;

              (b) sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for

                    (i) sales of Inventory in the ordinary course of business; and

                    (ii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of Borrower so long as (A) any proceeds are paid to Lender and (B) such sales do not involve Equipment having an aggregate fair market value in excess of $50,000 for all such Equipment disposed of in any fiscal year of Borrower,

                    (iii) the sale by Borrower of the Accounts due to Borrower from Montgomery Ward arising prior to the commencement of the pending proceedings of Montgomery Ward under the U.S. Bankruptcy Code, provided, that, each of the following conditions is satisfied: (A) such sale shall be in a bona fide arm's length transaction on commercially reasonable prices and terms (and in no event at a price less than the amount paid for similar claims on or about such time in other similar transactions), (B) Lender shall have received not less than three (3) Business Days prior written notice of such sale, which notice shall set forth in reasonable detail satisfactory to Lender, the parties thereto, the purchase price and the manner of payment thereof, the other material terms of such sale and such other information with respect thereto as Lender may reasonably request, (C) promptly upon Lender's request, Lender shall have received true, correct and complete copies of all agreements, documents and instruments executed and/or delivered in connection with such sale therewith, as duly authorized, executed and delivered by the parties thereto, (D) immediately upon the consummation of the sale, any and all proceeds payable or delivered to Borrower in respect of such sale shall be paid or delivered, or caused to be paid or delivered, directly to Lender for application to the installments of principal in respect of such of the Term Loan as Lender determines, in the inverse order of maturity, and (E) as of the date of such sale and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred; or

                    (iv) prior to July 31, 1998, sales by the Stratford Division of Borrower of certain of its Accounts to Factor pursuant to and in accordance with the terms of the Factoring Agreement (as in effect on the date hereof after giving effect to the amendment referred to in Section 4.1 hereof); provided, that, (A) all amounts payable to Borrower from Factor or otherwise in connection therewith shall be sent by wire transfer to a Blocked

Account as provided in Section 6.3 hereof, (B) Borrower shall not, directly or indirectly, amend, modify, alter or change any of the terms of the Factoring Agreement, (C) Lender shall have received a true, correct and complete copy of the Factoring Agreement and all amendments thereto (including, but not limited to, the amendments referred to in Section 4.1 hereof), (D) Borrower shall not
(1) borrow from, or obtain any loan from, Factor nor take any advance or anticipated payment against any monies, credit balances or other amounts due to Borrower under the Factoring Agreement, (2) have Factor guarantee any amount due or to become due from Borrower to any other person or (3) have the Factor issue or guarantee payment of any letters of credit or banker's acceptances on behalf of Borrower, and (E) as soon as practicable, but in no event by no later than July 31, 1998, Borrower shall terminate the Factoring Agreement and deliver to Lender, or cause to be delivered to Lender, all releases, terminations and such other documents as Lender may request, in form and substance satisfactory to Lender, to evidence and effectuate the termination by Factor of its factoring arrangements with Borrower and the termination and release by Factor of any interest in and to any assets and properties of Borrower and any Obligor, duly authorized, executed and delivered by Factor; or

              (c)   form or acquire any Subsidiaries; or

              (d)   wind up, liquidate or dissolve; or

              (e)   agree to do any of the foregoing.

        9.8 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except:

              (a)   liens and security interests of Lender;

              (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

              (c) non-consensual statutory liens (other than liens pursuant to ERISA or any Environmental Laws or securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent: (i) such liens secure Indebtedness which is not overdue for a period of more than forty-five
(45) days or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower; in each case under clauses (i) and (ii), prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

              (d) liens and security interests of Simmons on assets of Borrower to secure Indebtedness of Borrower to Simmons permitted under Section
9.9 hereof, which liens and security interests of Simmons are subordinated to the liens and security interests of Lender;

              (e) liens and security interests of Court Square to secure Indebtedness of Borrower to Court Square permitted under Section 9.9 hereof, which liens and security interests are subordinated to the liens and security interests of Lender;

              (f) deposits of cash or liens on assets of Borrower (other than Collateral) in the ordinary course of the business of Borrower in connection with worker's compensation, unemployment insurance or other types of social security benefits in each case consistent with the current practices of Borrower as of the date hereof; provided, that, such liens shall not interfere in any material respect with the use of any property or the ordinary conduct of the business of Borrower or impair the value of the assets and properties of Borrower in any material respect;

              (g) liens arising in connection with judgments for the payment of money in an amount not to exceed $100,000 in any one case or $250,000 in the aggregate; provided, that, (i) the judgment or other court order giving rise to such lien is being contested in good faith by appropriate proceedings diligently pursued and available to Borrower prior to the commencement of foreclosure or other similar proceedings, (ii) execution thereon is at all time effectively stayed, and (iii) an adequate reserve for such Indebtedness has been established on the books of Borrower in accordance with GAAP;

              (h) minor encumbrances on or with respect to the Real Property consisting of zoning restrictions, minor survey exceptions, utility easements, access licenses, rights of way, easements of ingress or egress over the Real Property or restrictions of record on the use of the Real Property, mechanics' liens and vendors' liens on the Real Property, in each case to the extent the same do not interfere in any material respect with the ordinary conduct of the business of Borrower and do not impair the value of any Collateral or the rights of Lender therein or thereto;

              (i) liens and security interests arising after the date hereof on the Real Property leased by Borrower as of the date hereof located in Rocky Mount, North Carolina to secure Indebtedness permitted under Section 9.9(f) below;

              (j) liens and security interests of Factor on the Accounts of the Stratford Division of Borrower under the Factoring Agreement (as in effect on the date hereof after giving effect to the amendment referred to in Section
4.1 hereof) and the merchandise represented thereby, which liens and security interests shall be released and terminated by no later than July 31, 1998 and which liens and security interests secure only Indebtedness of Borrower to Factor permitted under Section 9.9(g) hereof;

              (k) purchase money security interests (including Capital Leases) on Equipment and purchase money mortgages on real estate (except for the Real Property), so long as such security interests and mortgages do not apply to any property of Borrower, other than the Equipment or real estate so acquired, as the case may be, and the Indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; and

              (l)   the liens and security interests set forth on Schedule 8.4.

        9.9 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except

              (a)   the Obligations;

              (b) Indebtedness arising in the ordinary course of the business of Borrower in connection with worker's compensation, unemployment insurance or other types of social security benefits in each case consistent with the current practices of Borrower as of the date hereof; provided, that, such Indebtedness is secured only by liens on assets and property of Borrower permitted by Section 9.8(f) hereof;

              (c) Indebtedness of Borrower to Simmons arising after the date hereof pursuant to intercompany loans by Simmons to Borrower, provided, that,
(i) the aggregate amount of such Indebtedness shall not exceed $5,000,000, (ii) Borrower shall provide Lender within thirty (30) days after the end of each month, a report as to the outstanding amount of such Indebtedness as of the last day of the immediately preceding month, (iii) such Indebtedness is subject to, and subordinate in right of payment to, the right of Lender to receive the prior indefeasible payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Lender, and all liens and security interests to secure such Indebtedness shall be subject and subordinate to the liens and security interests of Lender on terms and conditions acceptable to Lender, (iv) Lender shall have received, in form and substance satisfactory to Lender, a subordination agreement providing for the terms of the subordination in right of payment of such Indebtedness to Borrower to the prior indefeasible payment and satisfaction in full of all of the Obligations, and the subordination by Simmons of any liens and security interests to secure such Indebtedness to the liens and security interests of Lender, duly authorized, executed and delivered by Simmons and Borrower, (v) Borrower shall not, directly or indirectly make, or be required to make, and payments in respect of such Indebtedness so long as any of the Obligations are outstanding and unpaid, except that Borrower may make payments in respect of such Indebtedness so long as each of the following conditions is satisfied as determined by Lender: (A) Lender shall have received not less than three (3) Business Days prior written notice of the intention of Borrower to make such prepayment, (B) as of the date of any such payment, the daily average of the Excess Availability of Borrower for the immediately preceding thirty (30) consecutive days shall be not less than $2,000,000 and as of the date of any such payment and after giving effect thereto, the Excess Availability of Borrower shall be not less than $2,000,000, and (C) as of the date of any such payment, and after giving effect thereto, no Event of Default, or act, conditions or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (vi) Borrower shall not directly or indirectly, (A) amend, modify, alter or change any terms of such Indebtedness or any agreement, document or instrument related thereto, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (vii) Borrower shall furnish to Lender all notices, demands or other materials in connection with such Indebtedness either received by Borrower or on its behalf, promptly after receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

              (d) Indebtedness of Borrower to Court Square, which Indebtedness is subject and subordinate in right of payment to the right of Lender to receive the prior final payment and satisfaction in full of all of the Obligations; provided, that: (i) the principal amount of such Indebtedness as of December 31, 1997 was estimated to be $409,000,000, and the principal amount of such Indebtedness arising after the date hereof shall not exceed $25,000,000, in each case, less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory in respect thereof, plus interest thereon at the rate provided for in such agreement or instrument as in effect on the date hereof, (ii) Borrower shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, including, but not limited to, any prepayments or other non-mandatory payments, (iii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change any terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose and (iv) Borrower shall furnish to Lender all notices or demands concerning such Indebtedness either received by Borrower or on its behalf, promptly after receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

              (e) purchase money Indebtedness (including Capital Leases) to the extent not incurred or secured by liens (including Capital Leases) in violation of any other provision of this Agreement;

              (f) Indebtedness of Borrower arising after the date hereof pursuant to loans by a financial institution to Borrower based on the value of, and secured only by, the Real Property currently leased by Borrower from the Rocky Mount Business Development Authority in Rocky Mount, North Carolina, provided, that, as to any such Indebtedness, (i) Lender shall have received not less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Lender may request, (ii) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) Lender shall have received an agreement from the person to whom such Indebtedness is owed, in form and substance satisfactory to Lender, which shall include, inter alia, the waiver by such person of any security interest, lien or other claims by such person to the Collateral and the agreement of such person to permit

Lender access to, and the right to remain on, the Real Property which is collateral for such Indebtedness to exercise the rights and remedies of Lender and otherwise deal with the Collateral, (iv) such Indebtedness shall be incurred by Borrower at commercially reasonable rates and terms in a bona fide arm's length transaction, (v) such Indebtedness shall not at any time include terms and conditions which in any manner adversely affect Lender or any rights of Lender as determined in good faith by Lender and confirmed by Lender to Borrower in writing or which are more restrictive or burdensome than the terms or conditions of any other Indebtedness of Borrower as in effect on the date hereof, (vi) such Indebtedness shall not be owed to any shareholder, officer, director, agent, employee or other Affiliate of Borrower, (vii) to the extent there are any monies in excess of the purchase price for such Real Property, Borrower shall cause the person to whom such Indebtedness is owed to remit such excess proceeds from the loans giving rise to such Indebtedness directly to Lender for application to the Revolving Loans, (viii) such Real Property shall be the only collateral for such Indebtedness, (x) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing,
(xi) Borrower may only make regularly scheduled payments of principal and interest in respect of such Indebtedness, (xii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such Indebtedness or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (xiii) Borrower shall furnish to Lender all notices or demands in connection with such Indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

              (g) Indebtedness of Borrower to Factor arising under the Factoring Agreement (as in effect on the date hereof after giving effect to the amendment referred to in Section 4.1 hereof) for the chargeback to Borrower of disputed invoices and for commissions, fees, costs and expenses (but not for any loans or advances or anticipated payments against monies, credit balances or other amounts due to Borrower under the Factoring Agreement), provided, that, (i) Borrower shall not, directly or indirectly, amend, modify alter or change any terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, and (ii) Borrower shall furnish to Lender all notices or demands concerning such Indebtedness either received by Borrower or on its behalf, promptly after receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

              (h) Indebtedness of Borrower to Guarantor, which Indebtedness is subject and subordinate in right of payment to the right of Lender to receive the prior final payment and satisfaction in full of all of the Obligations; provided, that, (i) such Indebtedness is and shall at all times be unsecured, (ii) Borrower shall not make, or be required to make, any payments in respect of such Indebtedness, but not limited to any prepayments or other non-mandatory payments, (iii) Borrower shall not directly or indirectly, (A) amend, modify, alter or change any terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire such

Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose and (iv) Borrower shall furnish to Lender all notices or demands concerning such Indebtedness either received by Borrower or on its behalf, promptly after receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

              (i) Indebtedness of Borrower set forth on Schedule 9.9 hereto; provided, that, (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof (or as amended to the extent permitted herein), (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, except, that, Borrower may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel an portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to release any of the liens or security interests in any assets and properties of Borrower, or to make any covenants contained therein less restrictive or burdensome as to Borrower or otherwise more favorable to Borrower, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Lender all notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

        9.10 Loans, Investments, Guarantees, Etc. Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person or hold any cash or Cash Equivalents or agree to do any of the foregoing, except:

              (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

              (b) investments in cash or Cash Equivalents so long as no Loans are outstanding; provided, that, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments;

              (c) loans by Borrower to Guarantor, after the date hereof not to exceed the aggregate principal amount of $400,000 in any fiscal quarter of Borrower or $1,500,000 in any fiscal year of Borrower, the proceeds of which are used for actual and necessary reasonable out-of-pocket administrative and operating expenses of Guarantor for the business of Guarantor as presently conducted in the ordinary course of business, and for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Guarantor on behalf of Borrower, in the ordinary course of its business or as the same may be directly attributable to Borrower, provided, that, (i) as of the date of any such loan the daily average of the Excess Availability of Borrower for the immediately preceding thirty (30) consecutive days shall be not less than $2,000,000, and as of the date of any such loan and after giving effect thereto, the Excess Availability shall be not less than $2,000,000, (ii) Guarantor shall not conduct any business except to hold the Capital Stock of Guarantor and any activities incidental thereto, (iii) Guarantor shall not own or hold any assets or properties, except for (A) the Capital Stock of Guarantor which it owns and holds as of the date hereof, and (B) nominal amounts of cash and deferred tax assets and (iv) as of the date of any such loan and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing;

              (d) loans by Borrower to Simmons from time to time after the date hereof; provided, that, as to any such loan, each of the following conditions shall be satisfied: (i) the aggregate amount of such loans by Borrower to Simmons shall not exceed $5,000,000, (ii) as of the date of any such loan, the daily average of the Excess Availability of Borrower for the immediately preceding thirty (30) consecutive days shall be not less than $2,000,000 and as of the date of any such loan and after giving effect thereto, the Excess Availability of Borrower shall be not less than $2,000,000, (iii) the Indebtedness of Simmons to Borrower arising pursuant to such loans by Borrower to Simmons shall be secured by a valid, enforceable and perfected security interest in, and lien upon, all of the assets and properties of Simmons, (iv) the Indebtedness of Simmons to Borrower arising pursuant to each such loan shall be evidenced by a single, original promissory note issued by Simmons payable to the order of Borrower, duly authorized, executed and delivered by Simmons, which original note shall be duly and validly assigned and endorsed by Borrower payable to the order of Lender in a manner and on terms acceptable to Lender and as so endorsed shall be delivered to, and held by Lender as part of the Collateral, (v) all right, title and interest of Borrower in and to the Indebtedness of Simmons to Borrower arising pursuant to such loans and all right, title and interest of Borrower in, to and under such note and all related security agreements and other documents shall be duly and validly assigned to Lender on terms and conditions acceptable to Lender, (vi) Lender shall have received, in form and substance satisfactory to Lender, the acknowledgement of the assignment by Borrower to Lender of such Indebtedness and related rights, duly authorized, executed and delivered by Simmons, and
(vii) as of the date of any such loan, and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred;

              (e) stock or obligations issued to Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Lender, upon Lender's request, together with such stock power, assignment or endorsement by Borrower as Lender may request;

              (f) obligations of account debtors to Borrower arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by Borrower, such promissory note shall be endorsed by Borrower to the order of Lender in a manner and on terms acceptable to Lender and promptly delivered to Lender as so endorsed;

              (g) loans and advances by Borrower, to employees of Borrower, not to exceed the principal amount of $50,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for Borrower, and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees); and

              (h)   the loans, advances and guarantees set forth on Schedule
9.10 hereto; provided, that, as to such loans, advances and guarantees, (i) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) Borrower shall furnish to Lender all notices or demands in connection with such loans, advances or guarantees or other indebtedness subject to such guarantees either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

        9.11 Dividends and Redemptions. Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of its Capital Stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing.

        9.12 Transactions with Affiliates. Borrower shall not, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's length transaction with a Person other than an Affiliate or (b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other Affiliate of Borrower, except (i) reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business, (ii) to the extent permitted by Section 9.7 and 9.10 hereof and (iii) payments by Borrower to Guarantor pursuant to the tax sharing arrangements between Guarantor and Borrower (as in effect on the date hereof); provided, that, (A) Borrower is included in the consolidated federal income tax return filed by Guarantor as to which Borrower is making such payments, (B) the payments in any year shall not exceed the federal income tax liability that Borrower would have been liable for if Borrower were not part of such consolidated federal income tax return filed by Guarantor, (C) such payments shall be made by Borrower no earlier than ten (10) days prior to the date on which Guarantor is required to make its payments to the Internal Revenue Service, (D) in the event that Borrower also joins with Guarantor in filing any combined or consolidated (or similar) state or local income tax returns, then the making of payments to Guarantor shall be allowed in a manner as similar as possible to that provided herein with respect to federal income taxes, and (E) as of the date of such payment and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing.

        9.13 Additional Bank Accounts. Borrower shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.12 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish and (b) as to any accounts used by Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender.

        9.14  Compliance with ERISA.

              (a) Borrower shall not with respect to any "employee benefit plans" maintained by Borrower or any of its ERISA Affiliates: (i) terminate any of such employee benefit plans so as to incur any material liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan,
(iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

               (b) As used in this Section 9.14, the terms "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

        9.15 Adjusted Net Worth. Borrower shall have Adjusted Net Worth of not less than the respective amount set forth below as of the last day of the fiscal quarter ending on the date indicated:

                      Period                                      Amount
                      ------                                      ------
              March 28, 1998                                    $16,000,000

              June 27, 1998                                     $14,000,000

              September 26, 1998                                $12,000,000

              December 26, 1998 and
              at all times thereafter                           $11,000,000


        9.16 Minimum EBITDA. Borrower shall not permit the EBITDA of Borrower to be less than the respective amounts set forth below for the period indicated:

                      Period                                     Amount
                      ------                                     ------
              From January 1, 1998
              through and including
              March 28, 1998                                    ($1,500,000)

              From March 29, 1998 through
              and including June 27, 1998                       ($1,950,000)

              From June 28, 1998 through
              and including September 26,
              1998                                              ($1,050,000)

              From September 27, 1998 and for
              each fiscal quarter thereafter                         $3,000


        The parentheses used with the amounts set forth above indicate that such amounts are negative numbers.

        9.17 After Acquired Real Property. If Borrower hereafter acquires any Real Property or fixtures (other than the Real Property leased by Borrower as of the date hereof located in Rocky Mount, North Carolina, to the extent such Real Property is subject to liens and security interest permitted under Section 9.8(i) hereof) and such Real Property or fixtures at any one location has a fair market value in an amount equal to or greater than $100,000 (or if an Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Lender, or duties or obligations of Borrower, upon Lender's request, Borrower shall execute and deliver to Lender a mortgage, deed of trust or deed to secure debt, as Lender may determine, in form and substance satisfactory to Lender, and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Lender, a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as Borrower would otherwise be permitted to incur hereunder or as otherwise consented to in writing by Lender) and such other agreements, documents and instruments as Lender may require in connection therewith.

        9.18 Costs and Expenses. Borrower shall pay to Lender on demand, all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); provided, that, Borrower shall not be liable for the costs of defending claims asserted by (i) Borrower against Lender, which claims are successfully established pursuant to a final, non-appealable judgment of a court or competent jurisdiction rendered in favor of Borrower against Lender, or (ii) a Person, other than Borrower, against Lender, which claims result in a final, nonappealable judgment rendered in favor of such Person against Lender, and which judgment clearly sets forth the basis for liability as the willful misconduct, bad faith or gross negligence of Lender; (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of $600 per person per day for Lender's examiners in the field and office; and (h) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

        9.19 Further Assurances. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.


SECTION 10.   EVENTS OF DEFAULT AND REMEDIES

        10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

              (a) (i) Borrower fails to pay any of the Obligations within two (2) Business Days after the due date thereof, or (ii) Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than as described in
Section 10.1(a)(i), and, in the case of a failure to comply with the terms, covenants, conditions or provisions contained in:

                    (1) Section 9.1, to the extent such failure consists solely of a failure to be qualified as a foreign corporation to do business in a jurisdiction, such failure shall continue for a period of sixty (60) days, or

                    (2) Section 9.2(a), Lender shall fail to receive notice of such new location within twenty (20) days after the opening or establishment thereof (but such twenty (20) day period shall not apply if any of the Inventory at such new location is included in any Collateral report delivered to Lender), or

                    (3) the first sentence of Section 9.4, such failure shall continue for a period of thirty (30) days, or

                    (4) Section 9.6(a)(i), to the extent such failure consists solely of a failure to deliver timely financial statements for the third, sixth, ninth or twelfth calendar months, such failure shall continue for a period of five (5) days, or

                    (5) Section 9.14, to the extent such failure shall continue for a period of thirty (30) days, or

                    (6) Section 9.3(a), to the extent such failure shall continue for a period of fifteen (15) days;

provided, that, such specified periods in clauses (1) through (5) above shall not apply in the case of: (A) any failure to observe any such term, covenant, condition or provision which is not capable of being cured at all or within such specified periods or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower or any Obligor of any such term, covenant, condition or provision or (C) any failure which has or has a reasonable likelihood of having a Material Adverse Effect;

              (b) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

              (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

              (d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $100,000 in any one case or in excess of $250,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of forty-five (45) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets which would have a Material Adverse Effect;

              (e)   dissolves or suspends or discontinues doing business;

              (f) Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

              (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

              (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property;

              (i) any default by Borrower or any Obligor under any agreement, document or instrument relating to any Indebtedness owing to any person other than Lender, in any case in an amount in excess of $50,000 or any default by Borrower under the Factoring Agreement, in any case, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

              (j)   any Change of Control shall occur;

              (k) the indictment or threatened indictment of Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or any Obligor;

              (l) there shall be an event or change of circumstances that results in a Material Adverse Effect;

              (m) there shall be an event of default under any of the other Financing Agreements; or

              (n) there shall be an event of default in any agreement, document or instrument by and between Simmons and Lender, or executed by or on behalf or for the benefit of Simmons and delivered to or for the benefit of Lender.

        10.2  Remedies.

              (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

              (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

              (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

              (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrower.


SECTION 11.   JURY TRIAL WAIVER; OTHER WAIVERS
              AND CONSENTS; GOVERNING LAW

        11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

              (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois (without giving effect to principles of conflicts of law).

              (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

              (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed ten (10) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

              (d) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT,

EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

              (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

        11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

        11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement, signed in the case of amendments or modifications, by authorized officers of Borrower and Lender, and signed, in the case of waivers or discharges in favor of Borrower, by authorized officers of Lender. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

        11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

        11.5 Indemnification. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims,

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damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel, but excluding any such losses, claims, damages, liabilities, costs and expenses directly caused to be incurred by reason of the gross negligence, willful misconduct or bad faith of the Person otherwise to be indemnified and held harmless under this Section, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.


SECTION 12.   TERM OF AGREEMENT; MISCELLANEOUS

        12.1  Term.

              (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Lender or Borrower may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, Chicago time.

              (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this





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Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. At any time thereafter Lender shall, at the request of Borrower, execute and deliver to Borrower, at Borrower's cost and expense, such UCC termination statements as are necessary to evidence the discharge and release of any then remaining Collateral.

              (c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

                              Amount                                   Period
                              ------                                   ------
                (i)    3% of Maximum Credit              From the date hereof to and including
                                                         February 11, 1998;

                (ii)   2% of Maximum Credit              From February 12, 1998 to and including
                                                         February 11, 1999; and

                (iii)  1% of Maximum Credit              From February 12, 1999 to and including
                                                         February 10, 2000.


Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

        12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, ten (10) days after mailing.





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
        12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

        12.4  Successors.

              (a) This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to any Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

              (b) If Lender shall assign its entire rights and delegate its obligations under this Agreement and the other Financing Agreements, such that Lender is no longer the person administering the financing arrangements hereunder, including making the determinations of the amount of Revolving Loans and Letter of Credit Accommodations available to Borrower pursuant to the lending formulas hereunder (such an assignment and delegation, a "Full Assignment"), unless (i) Lender shall have obtained Borrower's prior written consent to such Full Assignment (which consent, if requested, shall not be unreasonably withheld, delayed or conditioned) or (ii) such Full Assignment is in connection with a sale of the business of Lender, or a sale of all or a substantial portion of the loan portfolio of Lender, or (iii) such Full Assignment is to an Affiliate of Lender, or (iv) such Full Assignment is made after and during the continuance of an Event of Default, then, following a Full Assignment not described in any of clauses (i), (ii), (iii) or (iv) of this
Section 12.4(b), Borrower shall have the option to terminate this Agreement (the "Special Termination Option") in accordance with Section 12.1 hereof, except without payment of any early termination fee otherwise payable pursuant to Section 12.1(c) hereof; provided, however, such termination by Borrower pursuant to the Special Termination Option must be completed in accordance with
Section 12.1 hereof, within one hundred eighty (180) days following Borrower's receipt of notice of such Full Assignment.

        12.5  Confidentiality.

              (a) Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this





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Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by Borrower to Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Lender is a party, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 12.5, or (v) to counsel for Lender or any participant or assignee (or prospective participant or assignee).

              (b) In no event shall this Section 12.5 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach of this Section 12.5 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Lender on a non-confidential basis from a person other than Borrower, (iii) require Lender to return any materials furnished by Borrower to Lender or (iv) prevent Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Lender under this Section 12.5 shall supersede and replace the obligations of Lender under any confidentiality letter signed prior to the date hereof.

        12.6 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.




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
        IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.


  LENDER                                                  BORROWER
  ------                                                  --------
  CONGRESS FINANCIAL CORPORATION (CENTRAL)                FUTORIAN FURNISHINGS, INC.

  By:     [SIG]
     ------------------------------                       By:       [SIG]
                                                             -----------------------------------------
  Title: Vice President
        -----------------------------                     Title:  Vice President
                                                                --------------------------------------

  Address:                                                Chief Executive Office:
  --------                                                ----------------------

  150 South Wacker Drive                                  2401 Waukegan Road
  Chicago, Illinois  60606                                Bannockburn, Illinois  60015





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